Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2019 THIRD QUARTER RESULTS

Third Quarter and Recent Highlights:

-	Record third quarter net revenues and Adjusted EBITDA
-	Strat renovations remain on budget; majority of construction to be completed by year end
-	Achieving targeted synergies from Edgewater and Colorado Belle acquisitions in Laughlin
-	Continued to expand leading branded tavern franchise with 64 locations now in Las Vegas; 66 in Nevada
-	True Rewards, the Company’s new one-card loyalty program, to be available in over 130 of Golden’s casino resort and distributed gaming locations

LAS VEGAS – November 7, 2019 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment”, “Golden” or the “Company”) today reported financial results for the third quarter ended September 30, 2019.

Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Golden generated its highest third quarter revenue and Adjusted EBITDA in our history reflecting growth across both our Casinos and Distributed Gaming operations. In the third quarter, total revenue rose approximately 16% and Adjusted EBITDA increased almost 13% driven by contributions from the acquired Edgewater and Colorado Belle casinos in Laughlin as well as the improved performance from our distributed gaming business.

“We continue to make significant progress on our renovations at The Strat and anticipate completing most of our renovations by year end. We are currently working to complete the casino floor renovations by the end of December, which will dramatically enhance the gaming experience for our guests. In addition to our casino floor renovations, by the end of the year we will have remodeled almost 600 hotel rooms, created new food and beverage outlets, refreshed our Top of the World Restaurant and Skypod, updated the property’s exterior lighting and landscaping, and added new entertainment venues and other amenities. We believe these renovations will position The Strat for success in 2020 and for many years to come.

“We are pleased to see the continued organic expansion of our leading distributed gaming businesses in Nevada and Montana where we have a long history of operations. We intend to continue to invest in our current distributed gaming markets and to pursue potential opportunities in new jurisdictions where we expect to leverage our scale and expertise to establish a meaningful presence.

“Now that our True Rewards loyalty program has been successfully implemented in all of our casino properties, we will further rollout this integrated players club to all of our 66 tavern locations and certain chain store locations in Nevada. We expect that our ability to incentivize customers across more than 130 Nevada casinos and distributed gaming locations will be a significant point of differentiation that drives customer loyalty and incremental revenue.

“The majority of our revenues are generated in Southern Nevada where we expect economic growth to continue for the foreseeable future. Economic growth in Las Vegas, combined with our recent investments across our portfolio, will support Golden’s ability to generate significant free cash flow and enhance shareholder value.”

Consolidated Results

The Company reported record third quarter revenues of $243.3 million, up 15.7% from $210.3 million in the third quarter of 2018. Net loss for the third quarter of 2019 was $9.4 million or a loss of $0.34 per share, compared to a net loss of $3.1 million, or $0.11 per share, in the third quarter of 2018. Adjusted EBITDA increased 12.9% to $43.1 million for the third quarter of 2019 compared to $38.1 million for the third quarter of 2018. Results for the third quarter of 2019 include the operations of the Edgewater and Colorado Belle Casino Resorts acquired by the Company on January 14, 2019.

Casinos

Casino revenues grew 20.4% to $155.1 million in the third quarter of 2019 compared to $128.8 million in the third quarter of 2018. Casino Adjusted EBITDA grew 12.1% to $42.2 million compared to $37.7 million in the same quarter of 2018.

In the third quarter, year-over-year growth in the casino segment was primarily driven by the acquisition of two casinos in Laughlin, Nevada in January 2019, partially offset by the construction disruption at The Strat.

Distributed Gaming

Distributed Gaming revenues increased 8.4% to $88.0 million from $81.2 million in the third quarter of 2018. Adjusted EBITDA for the segment grew 9.4% to $11.4 million from $10.4 million in the same period of 2018.

The Company generated growth in revenue and Adjusted EBITDA in both its Nevada and Montana distributed gaming businesses for the third consecutive quarter. In Nevada, continued growth from the Company’s wholly-owned tavern portfolio, which added 6 new locations since the prior-year period, as well as stabilized performance from the Company’s chain store locations, contributed to improved results. In Montana, the Company continued to add new locations and benefited from ongoing investment in new technology.

The Strat Renovations Update

The majority of renovations at The Strat are scheduled to be completed by the end of 2019. In addition to the ongoing casino renovations, 130 hotel rooms were renovated in the third quarter. Golden expects to renovate an additional 126 rooms by year end bringing the total number of renovated rooms to 573 since June 2018. Earlier this year, the Company opened a new tap house, lounge and sports book and completed renovations to the SkyPod on the 108th floor of the tower, which includes a remodeled gift shop and food and beverage outlets as well as improvements to the SkyJump experience, and renovations to other food and beverage outlets (including Top of the World, Strat Café and Starbucks), and to the exterior lighting and landscaping of the property.

As of September 30, 2019, the Company had invested a total of approximately $70 million on The Strat renovations since June 2018, including approximately $16.6 million in the third quarter of 2019. The Company expects approximately $20 million of additional capital expenditures for The Strat in 2019, which will complete the majority of Golden’s planned renovations at The Strat.  For 2020, the Company has no major capital investments planned for The Strat at this time.

Balance Sheet Highlights

As of September 30, 2019, the Company had cash and cash equivalents of approximately $124 million and total outstanding debt of $1.15 billion, with no borrowings outstanding under the Company’s $200 million revolving credit facility.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, November 7, 2019 at 5:00 p.m. Eastern Time, to discuss the third quarter 2019 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 9166175. A replay will be available beginning at 8:00 p.m. ET on November 7, 2019 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 9166175. The replay will be available until November 10, 2019. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the timing, completion, remaining costs, source of funding and anticipated benefits of the renovations at The Strat; the expected further rollout and benefits of the Company’s TrueRewards one-card loyalty program; future financial and operating results; proposed future capital expenditures, investments and property improvements, including anticipated growth and expansion in distributed gaming locations; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening and related expenses, executive severance, change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden operates approximately 17,500 slots, 150 table games, and 7,318 hotel rooms, and provides jobs for approximately 8,200 team members. Golden owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
President and Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Gaming	$142,568	$127,764	$432,606	$394,173
Food and beverage	51,109	41,999	152,971	128,024
Rooms	35,347	28,227	102,148	82,014
Other	14,290	12,347	43,551	37,458
Total revenues	243,314	210,337	731,276	641,669
Expenses
Gaming	83,799	76,465	250,154	232,663
Food and beverage	41,020	34,508	119,450	103,451
Rooms	16,644	13,109	47,053	36,965
Other operating	4,815	3,805	16,409	11,456
Selling, general and administrative	57,106	47,359	170,288	135,180
Depreciation and amortization	29,611	23,330	86,852	71,421
Acquisition and severance expenses	428	1,243	3,095	3,107
Preopening expenses	243	21	1,759	858
(Gain) loss on disposal of assets	(233)	774	599	1,069
Total expenses	233,433	200,614	695,659	596,170
Operating income	9,881	9,723	35,617	45,499
Non-operating income (expense)
Interest expense, net	(18,776)	(16,291)	(56,046)	(47,100)
Loss on extinguishment and modification of debt	—	—	(9,150)	—
Change in fair value of derivative	(352)	1,222	(4,089)	5,895
Total non-operating expense, net	(19,128)	(15,069)	(69,285)	(41,205)
Income (loss) before income tax benefit	(9,247)	(5,346)	(33,668)	4,294
Income tax benefit (provision)	(200)	2,222	1,795	106
Net income (loss)	$(9,447)	$(3,124)	$(31,873)	$4,400

Weighted-average common shares outstanding
Basic	27,806	27,655	27,714	27,405
Dilutive impact of stock options and restricted stock units	—	—	—	1,787
Diluted	27,806	27,655	27,714	29,192
Net income (loss) per share
Basic	$(0.34)	$(0.11)	$(1.15)	$0.16
Diluted	$(0.34)	$(0.11)	$(1.15)	$0.15

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$135,490	$19,623	$69,386	$18,612	$203	$243,314

Net income (loss)	$12,690	$5,168	$4,812	$974	$(33,091)	$(9,447)
Depreciation and amortization	22,501	999	3,941	1,675	495	29,611
Preopening and related expenses(1)	308	-	189	-	59	556
Acquisition and severance expenses	91	46	-	-	291	428
Asset disposal and other writedowns	(4)	-	(1)	(222)	(6)	(233)
Share-based compensation	-	-	-	-	2,583	2,583
Other, net	218	-	-	-	25	243
Interest expense, net	199	1	17	1	18,558	18,776
Change in fair value of derivative	-	-	-	-	352	352
Income tax provision	-	-	-	-	200	200
Adjusted EBITDA	$36,003	$6,214	$8,958	$2,428	$(10,534)	$43,069

	Three Months Ended September 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$110,071	$18,766	$65,508	$15,680	$312	$210,337

Net income (loss)	$13,929	$5,184	$4,614	$400	$(27,251)	$(3,124)
Depreciation and amortization	16,713	954	3,664	1,628	371	23,330
Preopening expenses(1)	-	-	73	-	(52)	21
Acquisition and severance expenses	54	-	1	-	1,188	1,243
Asset disposal and other writedowns	770	-	-	4	-	774
Share-based compensation	12	25	3	-	2,743	2,783
Other, net	-	-	-	-	269	269
Interest expense, net	23	2	20	1	16,245	16,291
Change in fair value of derivative	-	-	-	-	(1,222)	(1,222)
Income tax benefit	-	-	-	-	(2,222)	(2,222)
Adjusted EBITDA	$31,501	$6,165	$8,375	$2,033	$(9,931)	$38,143

	Nine Months Ended September 30, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$411,379	$53,824	$212,236	$53,272	$565	$731,276

Net income (loss)	$50,746	$12,272	$18,531	$2,208	$(115,630)	$(31,873)
Depreciation and amortization	66,282	2,913	11,558	4,956	1,143	86,852
Preopening and related expenses(1)	2,647	15	1,415	-	208	4,285
Acquisition and severance expenses	478	46	22	13	2,536	3,095
Asset disposal and other writedowns	664	99	77	(235)	384	989
Share-based compensation	11	-	5	-	8,885	8,901
Other, net	310	-	-	-	1,284	1,594
Interest expense, net	312	4	53	4	55,673	56,046
Loss on extinguishment and modification of debt	-	-	-	-	9,150	9,150
Change in fair value of derivative	-	-	-	-	4,089	4,089
Income tax benefit	-	-	-	-	(1,795)	(1,795)
Adjusted EBITDA	$121,450	$15,349	$31,661	$6,946	$(34,073)	$141,333

	Nine Months Ended September 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$338,655	$51,595	$203,749	$46,997	$673	$641,669

Net income (loss)	$54,701	$12,489	$18,020	$1,994	$(82,804)	$4,400
Depreciation and amortization	51,686	3,028	11,189	4,230	1,288	71,421
Preopening expenses(1)	-	-	309	-	549	858
Acquisition and severance expenses	273	-	38	-	2,796	3,107
Asset disposal and other writedowns	1,046	4	5	14	-	1,069
Share-based compensation	12	25	3	-	7,345	7,385
Other, net	160	-	362	-	472	994
Interest expense, net	68	6	89	4	46,933	47,100
Change in fair value of derivative	-	-	-	-	(5,895)	(5,895)
Income tax benefit	-	-	-	-	(106)	(106)
Adjusted EBITDA	$107,946	$15,552	$30,015	$6,242	$(29,422)	$130,333

(1)

Preopening and related expenses include rent, organizational costs, non-capital costs associated with the opening of tavern and casino locations, and expenses related to The Strat rebranding and the launch of the TrueRewards loyalty program.